Exhibit 99.1

Contact:	Hal S. Jones	For Immediate Release
	(202) 334-6645	August 5, 2011

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income available for common shares of $45.6 million ($5.74 per share) for the second quarter ended July 3, 2011, compared to $91.9 million ($10.00 per share) in the second quarter of last year. Net income includes $1.4 million ($0.18 per share) and $9.6 million ($1.04 per share) in losses from discontinued operations for the second quarter of 2011 and 2010, respectively. Income from continuing operations available for common shares was $47.0 million ($5.92 per share) for the second quarter of 2011, compared to $101.5 million ($11.04 per share) for the second quarter of 2010.

Items included in the Company’s income from continuing operations for the second quarter of 2010:

•	a $17.7 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $11.0 million, or $1.19 per share); and

•	$3.8 million in non-operating unrealized foreign currency losses (after-tax impact of $2.3 million, or $0.25 per share).

Revenue for the second quarter of 2011 was $1,073.0 million, down 10% from $1,197.4 million in 2010. The Company reported operating income of $81.1 million in the second quarter of 2011, compared to operating income of $166.9 million in 2010. Revenues were down at the education and newspaper publishing divisions, while revenues were up at the television broadcasting and cable television divisions. Operating results declined at the education and cable television divisions and improved at the television broadcasting division. Excluding the multiemployer pension plan charge noted above, operating results also declined at the newspaper publishing division.

For the first six months of 2011, the Company reported net income available for common shares of $60.7 million ($7.57 per share), compared to $137.3 million ($14.91 per share) for the same period of 2010. Net income includes $3.2 million ($0.40 per share) and $18.0 million ($1.95 per share) in losses from discontinued operations for the first six months of 2011 and 2010, respectively. Income from continuing operations available for common shares was $64.0 million ($7.97 per share) for the first six months of 2011, compared to $155.3 million ($16.86 per share) for the first six months of 2010. As a result of the Company’s share repurchases, there were 13% fewer diluted average shares outstanding in the first half of 2011.

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Items included in the Company’s income from continuing operations for the first six months of 2011:

•	a $30.7 million write-down of a marketable equity security (after-tax impact of $19.8 million, or $2.44 per share); and

•	$3.0 million in non-operating unrealized foreign currency gains (after-tax impact of $1.9 million, or $0.24 per share).

Items included in the Company’s income from continuing operations for the first six months of 2010:

•	a $17.7 million charge recorded at The Washington Post in connection with the withdrawal from a multiemployer pension plan (after-tax impact of $11.0 million, or $1.19 per share); and

•	$7.1 million in non-operating unrealized foreign currency losses (after-tax impact of $4.4 million, or $0.48 per share).

Revenue for the first half of 2011 was $2,126.0 million, down 9% from $2,326.4 million in the first half of 2010. Revenues were down at the education and newspaper publishing divisions, while revenues were up at the television broadcasting and cable television divisions. The Company reported operating income of $136.1 million for the first half of 2011, compared to $273.5 million for the first half of 2010. Operating results declined at the education and cable television divisions and improved at the television broadcasting division. Excluding the multiemployer pension plan charge noted above, operating results also declined at the newspaper publishing division.

Division Results

Education

Education division revenue totaled $628.7 million for the second quarter of 2011, a 15% decline from revenue of $742.9 million for the second quarter of 2010. Kaplan reported second quarter 2011 operating income of $20.5 million, down from $112.4 million in the second quarter of 2010.

For the first six months of 2011, education division revenue totaled $1,258.7 million, a 13% decline from revenue of $1,441.3 million for the same period of 2010. Kaplan reported operating income of $39.0 million for the first six months of 2011, down from $173.8 million for the first six months of 2010.

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A summary of Kaplan’s operating results for the second quarter and the first six months of 2011 compared to 2010 is as follows:

	Second Quarter			YTD
(In thousands)	2011	2010	% Change	2011	2010	% Change
Revenue
Higher education	$362,169	$507,448	(29)	$752,448	$986,199	(24)
Test preparation	83,197	85,238	(2)	156,562	159,053	(2)
Kaplan international	166,071	137,389	21	314,758	271,374	16
Kaplan ventures	17,418	13,423	30	35,783	27,546	30
Kaplan corporate	1,065	1,283	(17)	2,182	2,574	(15)
Intersegment elimination	(1,219)	(1,860)	—	(3,005)	(5,489)	—

	$628,701	$742,921	(15)	$1,258,728	$1,441,257	(13)

Operating Income (loss)
Higher education	$45,295	$127,067	(64)	$95,778	$218,671	(56)
Test preparation	(11,597)	(327)	—	(24,273)	(12,097)	—
Kaplan international	10,207	12,945	(21)	10,754	17,472	(38)
Kaplan ventures	(4,290)	(4,949)	13	(7,358)	(8,930)	18
Kaplan corporate	(13,141)	(15,202)	14	(25,584)	(28,392)	10
Kaplan stock compensation	(483)	(552)	13	342	(1,087)	—
Amortization of intangible assets	(5,547)	(6,300)	12	(10,472)	(11,520)	9
Intersegment elimination	18	(291)	—	(213)	(282)	—

	$20,462	$112,391	(82)	$38,974	$173,835	(78)

Kaplan sold Kaplan Virtual Education in July 2011 and Education Connection in April 2010. Consequently, the education division’s operating results exclude these businesses.

Kaplan Higher Education includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses. In the second quarter and first six months of 2011, higher education revenue declined 29% and 24%, respectively, due to declines in average enrollments. Operating income decreased 64% and 56% for the second quarter and first six months of 2011, respectively. These declines were due to lower revenue, increased regulatory compliance costs and $5.5 million in second quarter 2011 severance costs associated with workforce reductions, offset by lower advertising costs and other expense reductions associated with lower enrollments.

KHE has implemented a number of marketing and admissions changes to increase student selectivity and help KHE comply with recent regulations. KHE also implemented the Kaplan Commitment program, which provides first-time students with a risk-free trial period. Under the Kaplan Commitment program, KHE also monitors academic progress and conducts academic assessments to help determine whether students are likely to be successful in their chosen course of study. Students who withdraw or are subject to academic dismissal during the risk-free trial period do not incur any significant financial obligation. These changes, along with generally lower demand, have resulted in a 47% decline in new enrollments versus the prior year. Management estimates that without the Kaplan Commitment this decline would have been approximately 36%. Management also estimates that revenue for the first half of 2011 would have been approximately $27 million higher if the Kaplan Commitment had not been implemented. KHE does not recognize tuition revenue for students during the risk-free period.

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The Company expects KHE’s operating income to continue to decline for the remainder of 2011 versus prior year performance due to lower student enrollment levels. In addition, Kaplan is formulating plans that are expected to result in additional restructuring and other costs that may be material in 2011, but that should establish lower cost levels in future periods.

A summary of KHE student enrollments, excluding the Kaplan University School of Continuing and Professional Education, at June 30, 2011, and June 30, 2010, is as follows:

	Student Enrollments As of June 30,		% Change
	2011	2010

Kaplan University	53,309	75,520	(29)
Kaplan Higher Education Campuses	25,225	36,701	(31)

	78,534	112,221	(30)

Kaplan University enrollments included 5,837 and 8,111 campus-based students as of June 30, 2011, and June 30, 2010, respectively.

Kaplan University and Kaplan Higher Education Campuses enrollments at June 30, 2011, and June 30, 2010, by degree and certificate programs, are as follows:

	As of June 30,
	2011	2010
Certificate	22.8%	25.3%
Associate’s	31.7%	33.9%
Bachelor’s	35.2%	33.8%
Master’s	10.3%	7.0%

	100%	100%

Test preparation includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. In the first quarter of 2010, the Company discontinued certain offerings of the K12 business; $3.2 million and $7.8 million in severance and other closure costs were recorded in the second quarter and first half of 2010, respectively, in connection with this plan. In the fourth quarter of 2010, Kaplan Test Preparation began implementing a plan to reorganize its business consistent with the migration of students to Kaplan’s online and hybrid test preparation offerings, reducing the number of leased test preparation centers. In the first half of 2011, implementation of the plan continued and $6.2 million and $8.5 million in additional costs were incurred in the second quarter and first six months of 2011, respectively. This plan is expected to be largely completed by the end of 2011, and the Company estimates that approximately $4.0 million in additional costs will be incurred.

Test preparation revenue declined 2% in the second quarter and first six months of 2011. Strong enrollment increases, particularly in the Pre-College and Nursing programs, were offset by reduced prices for many programs related to increased competition and a shift in demand to lower priced online test preparation offerings. Test preparation operating results were down in the first half of 2011 due to reduced prices at the traditional test preparation programs and higher spending to expand online offerings and innovate various programs.

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Kaplan International includes professional training and postsecondary education businesses outside the United States, as well as English-language programs. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, leading national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 21% and 16% in the second quarter and first six months of 2011, respectively. Excluding revenue from acquired businesses, Kaplan International revenue increased 14% and 12% in the second quarter and first six months of 2011, respectively, due to favorable exchange rates and enrollment growth in the pathways and English-language programs. Kaplan International operating income declined in the first half of 2011 due to enrollment declines at its United Kingdom professional training schools arising from new pending student visa restrictions. In addition, Kaplan International operating income declined due to up-front spending for admission and occupancy at its Asian and UK businesses to support expanding operations.

Kaplan Ventures is made up of several businesses in various stages of development that are managed separately from the other education businesses. Revenue at Kaplan Ventures increased 30% for first six months of 2011. Kaplan Ventures reported an operating loss of $4.3 million and $7.4 million in the second quarter and first six months of 2011, compared to an operating loss of $4.9 million and $8.9 million in the second quarter and first six months of 2010, respectively.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Cable Television

Cable television division revenue increased slightly in the second quarter of 2011 to $191.2 million, from $190.6 million for the second quarter of 2010; for the first six months of 2011, revenue increased to $381.5 million, from $379.9 million in the same period of 2010. The revenue increase in 2011 is due to continued growth of the division’s Internet and telephone service revenues, offset by an increase in promotional discounts.

Cable television division operating income decreased 8% to $40.4 million, from $43.8 million in the second quarter of 2010; cable division operating income for the first half of 2011 decreased 9% to $78.1 million, from $86.3 million for the first half of 2010. The division’s operating income declined primarily due to increased programming, technical and sales costs.

In May 2011, Joplin, Missouri was struck by a tornado, resulting in a reduction of subscribers at the Company’s cable system, at least on a temporary basis. The Company estimates that it will cost approximately $3.0 million to replace property, plant and equipment that was destroyed.

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At June 30, 2011, Primary Service Units (PSUs) were up 6% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic video subscribers. A summary of PSUs is as follows:

	June 30, 2011	June 30, 2010

Basic video	637,068	654,228
High-speed data	444,357	406,900
Telephony	173,977	120,588

Total	1,255,402	1,181,716

Newspaper Publishing

Newspaper publishing division revenue totaled $162.8 million for the second quarter of 2011, down 6% from revenue of $172.7 million for the second quarter of 2010; division revenue declined 3% to $317.8 million for the first six months of 2011, from $328.5 million for the first six months of 2010. Print advertising revenue at The Washington Post in the second quarter of 2011 declined 12% to $66.6 million, from $75.2 million in the second quarter of 2010, and declined 10% to $129.8 million for the first six months of 2011, from $143.9 million for the first six months of 2010. The declines are largely due to reductions in classified, zoned and general advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, decreased 13% to $23.4 million for the second quarter of 2011, versus $26.9 million for the second quarter of 2010; newspaper online revenues declined 3% to $49.1 million for the first six months of 2011, versus $50.6 million for the first six months of 2010. Display online advertising revenue declined 16% and 4% for the second quarter and first six months of 2011, respectively. Online classified advertising revenue on washingtonpost.com decreased 2% for the second quarter of 2011, but increased 2% for the first six months of 2011.

For the first six months of 2011, Post daily and Sunday circulation declined 4.5% and 4.1%, respectively, compared to the same periods of the prior year. For the six months ended July 3, 2011, average daily circulation at The Washington Post totaled 531,400, and average Sunday circulation totaled 745,300.

The newspaper division reported an operating loss of $2.9 million in the second quarter of 2011, compared to an operating loss of $14.3 million in the second quarter of 2010. For the first six months of 2011, the newspaper division reported an operating loss of $15.7 million, compared to an operating loss of $28.1 million for the first six months of 2010. As previously disclosed, The Washington Post recorded a $17.7 million charge in the second quarter of 2010 in connection with its withdrawal from the CWA-ITU Negotiated Pension Plan. Excluding this charge and a $3.1 million loss recorded on an office lease in the first quarter of 2010, operating results declined in the first half of 2011 due to the revenue reductions discussed above, offset by a small decrease in overall costs. Newsprint expense was down 4% and 2% for the second quarter and first six months of 2011, respectively, due to a decline in newsprint consumption.

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Television Broadcasting

Revenue for the television broadcasting division increased 3% in the second quarter of 2011 to $84.9 million, from $82.6 million in 2010; operating income for the second quarter of 2011 increased 9% to $32.6 million, from $29.8 million in 2010. For the first six months of 2011, revenue increased 1% to $157.1 million, from $156.1 million in 2010; operating income for the first six months of 2011 increased 3% to $52.2 million, from $50.7 million in 2010.

The increase in revenue and operating income in the first half of 2011 is due to overall improved advertising demand across many product categories, offset by the absence of $4.7 million in incremental winter Olympics-related advertising in the first quarter of 2010, and a $2.5 million and $4.3 million decrease in political advertising revenue for the second quarter and first six months of 2011, respectively.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions and other small businesses. In the first half of 2011, revenues declined substantially due to volume declines as a result of changes implemented at Avenue100 Media Solutions to improve lead quality. Operating results decreased due to these revenue declines, along with increased costs at the Company’s digital businesses managed at the corporate office.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the second quarter of 2011 was $3.1 million, compared to earnings of $2.0 million for the second quarter of 2010. For the first six months of 2011, the Company’s equity in earnings of affiliates totaled $6.9 million, compared with losses of $6.1 million for the same period of 2010. The change is due to improved results at the Company’s Bowater Mersey Paper Company and Classified Ventures affiliates.

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $2.6 million for the second quarter of 2011, compared to other non-operating expense, net, of $3.8 million for the second quarter of 2010. The second quarter 2011 non-operating expense, net, included $3.1 million for an impairment write-down on a cost method investment, offset by $0.3 million in unrealized foreign currency gains and other items. The second quarter 2010 non-operating expense, net, included $3.8 million in unrealized foreign currency losses.

The Company recorded non-operating expense, net, of $26.6 million for the first six months of 2011, compared to other non-operating expense, net, of $7.1 million for the same period of the prior year. The 2011 non-operating expense, net, included a $30.7 million write-down of a marketable equity security (Corinthian Colleges, Inc.), offset by $3.0 million in unrealized foreign currency gains and other items. The 2010 non-operating expense, net, included $7.1 million in unrealized foreign currency losses.

Net Interest Expense

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The Company incurred net interest expense of $7.0 million and $13.9 million for the second quarter and first six months of 2011, respectively, compared to $7.0 million and $14.3 million for the same periods of 2010. At July 3, 2011, the Company had $405.5 million in borrowings outstanding, at an average interest rate of 7.2%.

Provision for Income Taxes

The effective tax rate for the first six months of 2011 was 36.9%, compared with 36.6% for the first six months of 2010.

Discontinued Operations

On September 30, 2010, the Company completed the sale of Newsweek. In addition, Kaplan sold Kaplan Virtual Education in July 2011 and Education Connection in April 2010. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2011 was based on 7,933,459 and 8,026,424 weighted average shares outstanding, respectively, compared to 9,192,690 and 9,216,626, respectively, for the second quarter and first six months of 2010. In the first half of 2011, the Company repurchased 304,791 shares of its Class B common stock at a cost of $131.5 million. At July 3, 2011, there were 7,931,420 shares outstanding.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2011	2010
Operating revenues	$1,072,997	$1,197,410	(10)
Operating expenses	(921,160)	(961,939)	(4)
Depreciation	(63,908)	(61,024)	5
Amortization of intangible assets	(6,836)	(7,549)	(9)

Operating income	81,093	166,898	(51)
Equity in earnings of affiliates, net	3,138	2,027	55
Interest income	997	599	66
Interest expense	(7,960)	(7,598)	5
Other expense, net	(2,591)	(3,807)	(32)

Income from continuing operations before income taxes	74,677	158,119	(53)
Provision for income taxes	(27,500)	(56,400)	(51)

Income from continuing operations	47,177	101,719	(54)
Loss from discontinued operations, net of tax	(1,414)	(9,592)	(85)

Net income	45,763	92,127	(50)
Net loss attributable to noncontrolling interests	40	8	—

Net income attributable to The Washington Post Company	45,803	92,135	(50)
Redeemable preferred stock dividends	(230)	(231)	0

Net income attributable to The Washington Post Company common stockholders	$45,573	$91,904	(50)

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$46,987	$101,496	(54)
Loss from discontinued operations, net of tax	(1,414)	(9,592)	(85)

Net income	$45,573	$91,904	(50)

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$5.92	$11.04	(46)
Basic loss per common share from discontinued operations	(0.18)	(1.04)	(83)

Basic net income per common share	$5.74	$10.00	(43)

Basic average shares outstanding	7,852,387	9,125,783

Diluted income per common share from continuing operations	$5.92	$11.04	(46)
Diluted loss per common share from discontinued operations	(0.18)	(1.04)	(83)

Diluted net income per common share	$5.74	$10.00	(43)

Diluted average shares outstanding	7,933,459	9,192,690

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2011	2010
Operating revenues	$2,126,007	$2,326,395	(9)
Operating expenses	(1,849,703)	(1,916,407)	(3)
Depreciation	(127,138)	(122,482)	4
Amortization of intangible assets	(13,057)	(14,009)	(7)

Operating income	136,109	273,497	(50)
Equity in earnings (losses) of affiliates, net	6,875	(6,082)	—
Interest income	1,979	925	—
Interest expense	(15,921)	(15,177)	5
Other expense, net	(26,623)	(7,128)	—

Income from continuing operations before income taxes	102,419	246,035	(58)
Provision for income taxes	(37,800)	(90,100)	(58)

Income from continuing operations	64,619	155,935	(59)
Loss from discontinued operations, net of tax	(3,227)	(17,980)	(82)

Net income	61,392	137,955	(55)
Net loss attributable to noncontrolling interests	26	20	30

Net income attributable to The Washington Post Company	61,418	137,975	(55)
Redeemable preferred stock dividends	(691)	(692)	0

Net income attributable to The Washington Post Company common stockholders	$60,727	$137,283	(56)

Amounts attributable to The Washington Post Company common stockholders:
Income from continuing operations	$63,954	$155,263	(59)
Loss from discontinued operations, net of tax	(3,227)	(17,980)	(82)

Net income	$60,727	$137,283	(56)

Per share information attributable to The Washington Post Company common stockholders:
Basic income per common share from continuing operations	$7.97	$16.86	(53)
Basic loss per common share from discontinued operations	(0.40)	(1.95)	(79)

Basic net income per common share	$7.57	$14.91	(49)

Basic average shares outstanding	7,948,939	9,150,315

Diluted income per common share from continuing operations	$7.97	$16.86	(53)
Diluted loss per common share from discontinued operations	(0.40)	(1.95)	(79)

Diluted net income per common share	$7.57	$14.91	(49)

Diluted average shares outstanding	8,026,424	9,216,626

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2011	2010		2011	2010
Operating Revenues:
Education	$628,701	$742,921	(15)	$1,258,728	$1,441,257	(13)
Cable television	191,231	190,558	0	381,511	379,916	0
Newspaper publishing	162,772	172,730	(6)	317,769	328,501	(3)
Television broadcasting	84,940	82,592	3	157,123	156,074	1
Other businesses	6,095	10,693	(43)	12,757	24,827	(49)
Corporate office	—	—	—	—	—	—
Intersegment elimination	(742)	(2,084)	—	(1,881)	(4,180)	—

	$1,072,997	$1,197,410	(10)	$2,126,007	$2,326,395	(9)

Operating Expenses:
Education	$608,239	$630,530	(4)	$1,219,754	$1,267,422	(4)
Cable television	150,806	146,768	3	303,379	293,590	3
Newspaper publishing	165,690	187,030	(11)	333,514	356,553	(6)
Television broadcasting	52,369	52,786	(1)	104,961	105,357	0
Other businesses	11,109	13,578	(18)	22,810	28,545	(20)
Corporate office	4,433	1,904	133	7,361	5,611	31
Intersegment elimination	(742)	(2,084)	—	(1,881)	(4,180)	—

	$991,904	$1,030,512	(4)	$1,989,898	$2,052,898	(3)

Operating Income (Loss):
Education	$20,462	$112,391	(82)	$38,974	$173,835	(78)
Cable television	40,425	43,790	(8)	78,132	86,326	(9)
Newspaper publishing	(2,918)	(14,300)	80	(15,745)	(28,052)	44
Television broadcasting	32,571	29,806	9	52,162	50,717	3
Other businesses	(5,014)	(2,885)	(74)	(10,053)	(3,718)	—
Corporate office	(4,433)	(1,904)	—	(7,361)	(5,611)	(31)

	$81,093	$166,898	(51)	$136,109	$273,497	(50)

Depreciation:
Education	$22,517	$19,020	18	$43,726	$37,628	16
Cable television	31,533	30,722	3	63,319	62,348	2
Newspaper publishing	6,540	7,818	(16)	13,440	15,702	(14)
Television broadcasting	3,134	3,260	(4)	6,244	6,397	(2)
Other businesses	84	62	35	165	121	36
Corporate office	100	142	(30)	244	286	(15)

	$63,908	$61,024	5	$127,138	$122,482	4

Amortization of Intangible Assets:
Education	$5,547	$6,300	(12)	$10,472	$11,520	(9)
Cable television	66	75	(12)	139	151	(8)
Newspaper publishing	289	389	(26)	579	671	(14)
Television broadcasting	—	—	—	—	—	—
Other businesses	934	785	19	1,867	1,667	12
Corporate office	—	—	—	—	—	—

	$6,836	$7,549	(9)	$13,057	$14,009	(7)

Pension (Expense) Credit:
Education	$(1,652)	$(1,526)	8	$(3,204)	$(2,875)	11
Cable television	(497)	(475)	5	(1,015)	(943)	8
Newspaper publishing (1)	(5,288)	(23,192)	(77)	(11,993)	(28,752)	(58)
Television broadcasting	(335)	(295)	14	(981)	(557)	76
Other businesses	(17)	(18)	(6)	(34)	(33)	3
Corporate office	9,247	8,570	(8)	18,544	16,659	(11)

	$1,458	$(16,936)	—	$1,317	$(16,501)	—

(1)	Includes a $17.7 million charge in the second quarter of 2010 related to the withdrawal from a multiemployer pension plan.

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